OTCQX: DYNR WWW.DYNARESOURCE.COM

DynaResource Announces Results of its 2024 Annual Meeting of Stockholders

IRVING, TX / January 10, 2025 / DYNR-DynaResource, Inc. (OTCQX:DYNR) (“DynaResource”, or “Company”) today announced the results of the Company’s 2024 annual meeting of stockholders (the “Annual Meeting”) that was held on January 6, 2025 at 11:00 a.m. Central Time.

As reported in its Current Report on Form 8-K filed today, at the Annual Meeting, the Company’s stockholders elected K. W. (“K.D.”) Diepholz, Dr. Quinton Hennigh, Brent Omland, Rohan Hazelton, Maria Virginia Anzola and Dale G. Petrini to serve as Class I Directors and Philip A. Rose to serve as the Class II Director until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Additionally, at the Annual Meeting, the Company’s stockholders approved the 2024 DynaResource, Inc. Amended and Restated Equity Incentive Plan and ratified the appointment of Davidson & Company LLP as our independent registered public accounting firm for the 2024 fiscal year.

"We are pleased that all the proposals passed successfully at our Annual Meeting of Stockholders,” stated Rohan Hazelton, President & CEO of DynaResource. On behalf of DynaResource Inc., our Board and the management team, I would like to personally thank all of our stockholders for taking the time to vote and I look forward to continuing to grow and build value for the Company. I would also like to thank Mr. John Wasserman for his contribution to the Company while serving on the Board of Directors for over 9 years. I would also like to welcome Ms. Maria Virginia Anzola to the Board. Ms. Anzola is a lawyer who brings over 20 years of experience advising companies in the extraction industry."

About DynaResource
DynaResource is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

For Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde, Investor Relations Manager
+1 972-869-9400
info@dynaresource.com